Exhibit 99.1

Verastem Reports Second Quarter 2012 Financial and Corporate Results

CAMBRIDGE, MA — August 13, 2012 — Verastem, Inc., (NASDAQ: VSTM) a biopharmaceutical company focused on discovering and developing drugs to treat breast and other cancers by targeting cancer stem cells, today reported financial results for the quarter ended June 30, 2012, and also commented on certain corporate accomplishments and plans.

“We made significant advances in our therapeutic programs during the second quarter,” said Christoph Westphal, M.D., Ph.D., Chairman, President and Chief Executive Officer of Verastem. “The acquisition of the Phase 2-ready focal adhesion kinase inhibitors from Pfizer accelerates this key cancer stem cell-targeting program by approximately 12-18 months, and we are now positioned to initiate a potential registration study in mesothelioma next year.”

Recent Accomplishments

Our significant recent accomplishments include the following:

Focal Adhesion Kinase (FAK) Inhibition

•                  Accelerated the FAK program by 12-18 months with the in-license of VS-6063 from Pfizer

•                  VS-6063 has completed a Phase 1 study in advanced solid tumors, where it was well tolerated and demonstrated signs of clinical activity

•                  VS-6063 is expected to enter into a Phase 2 mesothelioma study in mid-2013

•                  A positive Phase 2 trial in mesothelioma could present an opportunity for an accelerated approval

•                  Nominated VS-4718 as a development candidate

•                  IND-enabling toxicology studies were initiated in June 2012

•                  Accelerated VS-4718 clinical development with a planned Phase 1 healthy volunteer study anticipated to initiate in Q1 2013

Dual PI3K/mTOR Inhibition

•                  Outlined clinical development plans for VS-5584 including a Phase 1 study in patients with advanced solid tumors anticipated to commence in mid-2013

Corporate

•                  Held our first annual Research and Development Day: outlined scientific rationale and clinical plans for each of our therapeutic programs

•                  Established a research collaboration with Eisai to discover next-generation small molecule inhibitors of Wnt signaling

•                  Presented data at the 2012 ASCO meeting from our biomarker diagnostic development program

•                  Added Richard S. Sackler, M.D., Chairman of Purdue Pharma, to our Scientific Advisory Board

Second Quarter 2012 Financial Results

As of June 30, 2012, Verastem had cash, cash equivalents and investments of $104.3 million compared to $56.8 million on December 31, 2011.

Net loss for the three months ended June 30, 2012, (the “2012 Quarter”) was $6.8 million, or $0.34 per share applicable to common shareholders, as compared to net loss of $2.5 million, or $2.03 per share, for the three months ending June 30, 2011 (the “2011 Quarter”). Net loss includes stock-based compensation expense of $1.5 million and $36,000 for the 2012 Quarter and 2011 Quarter, respectively.

Research and development expense for the 2012 Quarter was $4.7 million compared to $1.7 million for the 2011 Quarter. The $3.0 million increase from the 2011 Quarter to the 2012 Quarter principally resulted from an increase of $1.2 million for personnel costs, including stock-based compensation of $751,000, an increase of $1.1 million in contract research organization expense, an increase of $365,000 in license fee expense and an increase of $201,000 for laboratory supplies.

General and administrative expense for the 2012 Quarter was $2.2 million compared to $759,000 for the 2011 Quarter. The $1.4 million increase from the 2011 Quarter to the 2012 Quarter principally resulted from an increase of $874,000 for personnel costs, including stock-based compensation of $696,000, an increase of $318,000 in professional fees primarily related to additional legal and accounting fees for being a publicly traded company, an increase of $100,000 in insurance primarily related to being a publicly traded company and an increase of $99,000 in consulting fees.

About Verastem, Inc.

Verastem, Inc. (NASDAQ: VSTM) is a biopharmaceutical company focused on discovering and developing drugs to treat breast and other cancers by targeting cancer stem cells. Cancer stem cells are an underlying cause of tumor recurrence and metastasis. For more information please visit www.verastem.com.

Forward-looking statements:

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds, including VS-6063, VS-4718, VS-5584 and the Company’s FAK, PI3K/mTOR, Wnt and diagnostics programs generally, the timeline for clinical development and regulatory approval of the Company’s compounds, the structure of the Company’s planned clinical trials, including potential for a registration trial of VS-6063, the Company’s rights to develop or commercialize its compounds, the Company’s obligations to make milestone payments and royalties and the ability of the Company to finance contemplated development activities. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the preclinical testing of the Company’s compounds may not be predictive of the success of later clinical trials, that the Company will be unable to successfully complete the clinical development of its compounds, including VS-6063, VS-4718, and VS-5584, that the development of the Company’s compounds will take longer or cost more than planned, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in any subsequent SEC filings. The forward-looking statements contained in this presentation reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Investor contact:

Brian Sullivan, 617-252-9314

bsullivan@verastem.com

Media contact:

Kari Watson, 781-235-3060

kwatson@macbiocom.com

Verastem, Inc.

(A development-stage company)

Unaudited Selected Balance Sheet Information

(in thousands)

	June 30,	December 31,
	2012	2011
Cash and cash equivalents	$15,751	$20,954
Short-term investments	22,937	26,857
Working capital	35,984	44,795
Long-term investments	65,599	8,994
Total assets	105,664	59,037
Stockholders’ equity (deficit)	102,369	(12,766)

Verastem, Inc.

(A development-stage company)

Unaudited Condensed Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Operating expenses:
Research and development	$4,683	$1,726	$9,486	$2,401
General and administrative	2,213	759	4,338	1,230
Total operating expenses	6,896	2,485	13,824	3,631

Loss from operations	(6,896)	(2,485)	(13,824)	(3,631)
Interest income	71	—	128	—
Net loss	(6,825)	(2,485)	(13,696)	(3,631)

Accretion of preferred stock	—	(4)	(6)	(8)

Net loss applicable to common stockholders	$(6,825)	$(2,489)	$(13,702)	$(3,639)

Net loss per share applicable to common stockholders—basic and diluted	$(0.34)	$(2.03)	$(0.79)	$(3.14)

Weighted-average number of common shares used in net loss per share applicable to common stockholders-basic and diluted	19,863	1,225	17,278	1,158